Exhibit 23.4

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

July 30, 2018

Deutsche Bank AG
60 Wall Street
New York, NY 10005

Ladies and Gentlemen:

We have acted as special tax counsel for Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated July 30, 2018, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its senior debt securities (Global Notes, Series A), senior debt funding securities, eligible liabilities senior debt securities and equity warrants, each described in the prospectus dated July 30, 2018 (the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Securities prepared and filed by the Bank with the Securities and Exchange Commission on this date or a future date. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP